UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 13, 2008

FIRSTBANK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number, including area code: (989) 463-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2.06      Material Impairment

On June 13, 2008, the board of directors of Firstbank Corporation determined that it will make extra loan loss provisions during the second quarter totaling approximately $3.1 million in addition to the planned provision of $300,000.

This increase in provision expense reflects a variety of factors including the ongoing economic stresses impacting the Michigan and national economies, the continued deterioration in real estate values, and Firstbank's practice of immediately reserving for problem loans when they are identified.

This change will decrease earnings by approximately $2.0 million on an after-tax basis, or $0.27 per diluted share.

Firstbank Corporation, and all of its subsidiary banks, will remain “well capitalized” under federal regulatory capital requirements.

Thomas R. Sullivan, President & CEO of the Company commented, “While we are disappointed to announce these loan loss provisions, it is fiscally prudent to do so at this time. During our regular credit quality review process we determined that the level of economic stress has reached a point at which borrowers that had previously been able to service their debt, had or were about to exhaust their payment sources. This resulted in a stronger focus being applied to the underlying collateral values, which primarily consists of real estate, prompting us to make these provisions.

“The bulk of these provisions were taken at our newest affiliate bank, Firstbank - West Michigan, which completed the conversion into our company during the fourth quarter of 2007. In times of less credit stress, most of these problem credits could, and were able to, perform according to their terms and that was our judgment at the time of acquisition. Part of our culture is to openly recognize problems when they are identified, and the actions we are taking in the second quarter are in keeping with this principle. We are devoting additional resources to address these problem loans, including having named Bill Benear, who was previously with our Lakeview affiliate, the Senior Lending Officer of West Michigan. We are confident that Bill's extensive experience, and strong background in resolving problem loans, will enable us to manage through this situation as quickly as possible.”

Management's ongoing analysis of impaired loans and their underlying collateral values revealed the continued deterioration in the level of property values as well as reduced borrower ability to make regularly scheduled payments. The impairment charge was based on information currently available and may change as new information is received. The ultimate amount of the impairment, and the potential losses to Firstbank Corporation and its subsidiary banks, may be higher or lower depending on the realizable value of the collateral.

The out-of-pocket expenditures in connection with the resolution of the loans could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation, and they could be higher or lower. The impairment charge was calculated to include an estimate of these out-of-pocket expenditures.

Section 9.01      Financial Statements and Exhibits

(c)	Exhibit

99.1	Press Release Dated June 13, 2008.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 13, 2008	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone —————————————— Samuel G. Stone Executive Vice President and CFO